Exhibit 15.1

CONSENT LETTER

May 15, 2026

To:	U Power Limited
2F, Zuoan 88 A, Lujiazui,
Shanghai, People’s Republic of China

Dear Sir/Madam,

We consent to the reference to our firm under the headings “Item 3. Key Information”, “Item 3. Key Information- Approvals from the PRC Authorities to Conduct Our Operations”, “Item 3. Key Information-D. Risk Factors-Risks Relating to Doing Business in China- We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection” in U Power Limited’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Guantao Law Firm
Guantao Law Firm